Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

JOWAY HEALTH INDUSTRIES GROUP INC.

FIRST: The name of the corporation is Joway Health Industries Group Inc. (the “Corporation”).

SECOND: The nature of the business or purposes of the Corporation is to engage in any lawful act or activity for which corporations may be organized under Chapter 78 of Nevada Revised Statutes (the “NRS”).

THIRD:

1. The total number of shares of stock which the Corporation shall have the authority to issue is 500,000,000 shares of common stock having a par value of $0.001 per share, which shares shall not be subject to any preemptive rights, and 10,000,000 shares of preferred stock having a par value of $0.001 per share.

2. Pursuant to NRS §78.195 and §78.196, a statement of the voting powers, designations, preferences, limitations, restrictions and relative rights thereof, in respect of each class of capital stock is as follows:

A.	PREFERRED STOCK

(i) The board of directors is hereby expressly authorized at any time, and from time to time, to provide by resolution for the issuance of shares of preferred stock in one or more series, with such voting powers, full or limited, or no voting powers, and with such designations, preferences and relative, participating, optional or other rights, and qualifications or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by a majority of the board of directors then in office a including (without limiting the generality thereof) the following as to each such series: (a) the designation of such series; (b) the dividends, if any, payable with respect to such series, the rates or basis for determining such dividends, and any conditions and dates upon which such dividends shall be payable, the preferences, if any, of such dividends over, or the relation of such dividends to, the dividends payable on the Common Stock or any other series of preferred stock, whether such dividends shall be noncumulative or cumulative, and, if cumulative, the date or dates from which such dividends shall be cumulative; (c) whether shares of such series shall be redeemable at the option of the board of directors or the holder, or both, upon the happening of a specified event and, if redeemable, whether for cash, property or rights, including securities of the Corporation, the time, prices or rates and any adjustment and other terms and conditions of such redemption; (d) the terms and amount of any sinking, retirement or purchase fund provided for the purchase or redemption of shares of such series; (e) whether shares of such series shall be convertible into or exchangeable for shares of Common Stock or any other series of preferred stock, at the option of the Corporation or of the holder, or both, or upon the happening of a specified event and, if provision be made for such conversion or exchange, the terms, prices, rates, adjustments and any other terms and conditions thereof; (f) the extent, if any, to which the holders of shares of such series shall be entitled to vote with respect to the election of directors or otherwise, including, without limitation, the extent, if any, to which such holders shall be entitled, voting as a series or as a part of a class, to elect one or more directors upon the happening of a specified event or otherwise; (g) the restrictions, if any, on the issue or reissue of shares of such series or any other series; (h) the extent, if any, to which the holders of shares of such series shall be entitled to preemptive rights; and (i) the rights of the holders of shares of such series upon the liquidation of the Corporation or any distribution of its assets.

(ii) Unless the board of directors provides to the contrary in the resolution which fixes the characteristics of a series of preferred stock, neither the consent by series, or otherwise, of the holders of any outstanding preferred stock nor the consent of the holders of any outstanding common stock shall be required for the issuance of any new series of preferred stock regardless of whether the rights and preferences of the new series of preferred stock are senior or superior, in any way, to the outstanding series of preferred stock or the common stock.

(iii) Before the Corporation shall issue any shares of preferred stock of any series, a certificate of designation setting forth a copy of the resolution or resolutions of the board of directors, and establishing the voting powers, designations, preferences, the relative, participating, optional, or other rights, if any, and the qualifications, limitations, and restrictions, if any, relating to the shares of preferred stock of such series, and the number of shares of preferred stock of such series authorized by the board of directors to be issued shall be made and signed by an officer of the corporation and filed in the manner prescribed by the NRS.

B.	COMMON STOCK

(i) Dividends and Distributions. No payment of dividends or distributions shall be made to the holders of shares of common stock unless and until the holders of preferred stock receive any preferential amounts to which they are entitled under this ARTICLE THIRD or in the resolution or resolutions providing for the issue of shares of preferred stock. Subject to the limitation set forth in the preceding sentence and except as provided by these Articles of Incorporation or in the resolution or resolutions providing for the issue of shares of preferred stock, the holders of shares of common stock shall be entitled to receive such dividends and distributions as may be declared upon such shares of common stock, from time to time by a resolutions or resolutions adopted by the board of directors.

(ii) Voting Rights. All holders of common stock shall be entitled to notice of any stockholders’ meeting. Subject to the provisions of any applicable law and except as otherwise provided in these Articles of Incorporation or by the resolution or resolutions providing for the issue of shares of preferred stock, all voting rights shall be vested solely in the common stock. The holders of shares of common stock shall be entitled to vote upon the election of directors and upon any other matter submitted to the stockholders for a vote. Each share of common stock issued and outstanding shall be entitled to one noncumulative vote. A fraction of a share of common stock shall not be entitled to any voting rights whatsoever.

(iii) Liquidation, Dissolution or Winding Up. Except as otherwise provided in these Articles of Incorporation and subject to the rights of holders, if any, of preferred stock to receive preferential liquidation distributions to which they are entitled under this ARTICLE THIRD or under the resolution or resolutions providing for the issue of shares of preferred stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of the Corporation, all assets of the Corporation shall be shared pro rata among the holders of the common stock.

3. Except as otherwise providing in these Articles of Incorporation or by applicable law, the Corporation’s capital stock, regardless of class, may be issued for such consideration and for such corporate purposes as the board of directors may from time to time determine by a resolution or resolutions adopted by a majority of the board of directors then in office.

4. As specifically permitted pursuant to § 78.288 of the NRS, the Corporation may make a distribution (including dividends on, or redemptions or repurchases of shares of its capital stock) even if, after giving effect to such distributions, the total assets of the Corporation would be less than the sum of its total liabilities plus the amount that would be needed at the time of a dissolution to satisfy the preferential rights of any preferred shareholders.

FOURTH: The Corporation shall have perpetual existence.

FIFTH:

1. The management of the business and the conduct of the affairs of the Corporation shall be vested in its board of directors.

2. The board of directors shall consist of not less than one (1) nor more than fifteen (15) persons, the exact numbers to be fixed from time to time by the board of directors pursuant to a resolution adopted by a majority of directors then in office; provided, however, that such maximum number may be increased from time to time to reflect the rights of holders of preferred stock to elect directors in accordance with the terms of these Articles of Incorporation or of the resolution or resolutions adopted by a majority of the board of directors then in office providing for the issue of shares of preferred stock.

3. One or more directors or the entire board of directors may be removed at any time for cause by the affirmative of the holders of two-thirds of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class), cause for purposes of these Articles of Incorporation shall be: (i) any fraudulent or dishonest act or activity by the director; or (ii) behavior materially detrimental to the business of the corporation.

4. Whenever the Corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the Corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of these Articles of Incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as otherwise provided by applicable law; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

SIXTH: The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS. If the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time.

SEVENTH:

1. The Corporation shall to the fullest extent permitted by the NRS as the same may be amended and supplemented (but in the case of any such amendment or supplement, only to the extent that such amendment or supplement permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment or supplement), indemnify any and all directors and officers whom it shall have power to indemnify under the NRS from and against any and all of the expenses, liabilities, or other matters referred to in or covered by the NRS, and the indemnification provided for herein shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person. The Corporation may, in its sole discretion and to the fullest extent permitted by the NRS as the same may be amended or supplemented, indemnify any and all employees and agents whom it shall have the power to indemnify under the NRS from and against any and all of the expenses, liabilities, or other matters referred to in or covered by the NRS, and the indemnification provided for herein shall continue as to a person who has ceased to be an employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

2. The Corporation shall pay the expenses incurred in defending any proceeding against a director or officer which is or may be subject to indemnification pursuant to this SEVENTH in advance of final disposition of such proceeding; provided, however, that the payment of such expenses incurred by a director or officer shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced it if should be ultimately determined that the director or officer is not entitled to be indemnified under this ARTICLE SEVENTH or otherwise. The Corporation may, in its sole discretion, advance expenses incurred by its employees or agents to the same extent as expenses may be advanced to its directors and officers hereunder.

3. The rights conferred on any person by this ARTICLE SEVENTH shall be deemed contract rights and shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of these Articles of Incorporation or the Corporation’s Bylaws, agreement, or vote of stockholders or disinterested directors or otherwise.

4. The Corporation may purchase and maintain insurance to protect itself and any other director, officer, employee or agent of the Corporation or any corporation, partnership, joint venture, trust or other enterprise against any liability, whether or not the Corporation would have the power to indemnify such person under the NRS.

EIGHTH: Any repeal or modification of ARTICLE SIXTH OR SEVENTH approved by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of the Corporation existing as of the time of such repeal or modification. In the event of any conflict between Sections 3 or 4 above and any other Article of the Articles, the terms and provisions of Sections 3 or 4 above shall control. From time to time any of the provisions of these Articles of Incorporation may be amended, altered or repealed in accordance with the laws of the State of Nevada at the time in force; provided, however, that the affirmative vote of the holders of at least 66- 2/3% of the outstanding shares of the Corporation’s capital stock entitled to vote thereon and 66- 2/3% of the members of the Board of Directors then holding office is required to amend those provisions of these Articles of Incorporation set forth in ARTICLES SIXTH, SEVENTH OR EIGHTH.

NINTH:

1. Control Share Acquisition Exemption. The Corporation elects not to be governed by the provisions of NRS §78.378 through NRS §78.3793, inclusive, generally known as the “Control Share Acquisition Statute.”

2. Combinations With Interested Stockholders. The Corporation elects not to be governed by the provisions of NRS §78.411 through NRS §78.444, inclusive.

TENTH: The board of directors is expressly granted the exclusive power to make, amend, alter, or repeal the bylaws of the Corporation pursuant to NRS 78.120.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation as of 12th day of October 2022.

/s/ Ramon Lata
Name: Ramon Lata
Title: President

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